EXHIBIT 10.18
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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, effective as of May 1, 2001, between EARTH SEARCH SCIENCES, INC., a Utah corporation (the "Company"), headquartered at 1729 Montana Highway 35, Kalispell, Montana 59901, and JOHN J. SCIUTO (the "Officer"), residing at 6392 Black Walnut Court, East Amherst, , New York 14051.

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the parties desire to obtain the commitment of each other with respect to the employment of the Officer by the Company (and its subsidiary, Earthmap, Inc."Earthmap" ) on the terms set forth below;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Term. The Company hereby employs the Officer for a one-year period commencing on the date set forth above (the "Commencement Date") and ending on April 30, 2002 , unless earlier terminated in accordance with the terms hereof. Provided, however, the Officer's employment under this Agreement shall automatically be extended for successive one-year periods, until the Officer's employment by the Company is terminated in accordance with Section 6 hereof. The period of employment from the Commencement Date to termination in accordance with Section 6 hereof will be deemed to be the "Term of Employment."

         2. Duties and Location.

A. General Duties. The Officer shall be employed by the Company as its President and by Earthmap as its Chief Executive Officer. Also during the Term of Employment he shall be appointed and shall serve as a Director of Earthmap . The Officer agrees to perform such duties as Chief Executive Officer and President as he shall reasonably be directed to perform by the Chairman of the Board of Directors of the Company (the "Board"). The Officer agrees to use his best efforts to carry out his duties and responsibilities under this Subsection 2A and to devote his full business time, attention and energy to the Company's and Earthmap's business and to the performance and discharge of his duties and responsibilities hereunder. The Officer shall have such powers and authority as are reasonably necessary to carry out his duties in an efficient manner and those usually vested in the offices held by him. The Officer agrees to travel to the extent reasonably necessary to perform his duties.

         B. Outside Activities. With the approval of the Board of Directors, which shall not be unreasonably delayed or withheld, the Officer may serve, or continue to serve, on the board(s) of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Officer, will benefit the Company and will not present any conflict of interest with the Company, or have a material adverse affect on the performance of the Officer's duties.
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         C. General Employment Conditions. The Officer shall be subject to the general terms and conditions of employment applicable to employees of the Company, as established by the Board from time to time, including without limitation all conditions relating to compliance with federal and/or state laws and other government rules and regulations issued thereunder as the same may be in effect from time to time.

         D. Principal Location. The Company agrees that Officer's primary site of employment shall be his home in the Buffalo, NY metropolitan area, and that Officer shall not be required to relocate outside the Buffalo, NY metropolitan area. Any relocation of Officer's principal site of employment shall be effected, if at all, only after good faith consultation and mutual agreement between the Company and the Officer. In the event that the Officer shall agree to relocate his principal residence outside the Buffalo, NY metropolitan area in order to accommodate the Company business requirements, the Company shall defray all reasonable expenses incurred by the Officer in relocating the personal belongings of the Officer and the members of his family who reside with the Officer including, but not limited to, a reasonable relocation bonus to be negotiated with the board of directors.

         3. Compensation.

         A. Base Salary. As compensation for the Officer's services to the Company under this Agreement, the Company shall pay to the Officer during the Term of Employment a monthly salary of $25,000 (the "Base Salary"). For the first three months, the Base Salary will be deferred until Earthmap raises at least $5,000,000 of equity. Beginning with the month of August 2001, the Company will pay to the Officer $25,000 per month. Deferred amounts of Base Salary shall be paid to the Officer as soon as practical following consummation of the raising of the above stated equity.

         B. Cash Bonus. The Officer will be entitled to an Cash Bonus equal to one percent (1%) of any and all equity investments up to $230,000,000 made in Earthmap by outside strategic and financial investors during the Term of Employment or within 90 days thereafter. Each Cash Bonus shall be paid to the Officer as soon as practical following the consummation (i.e., Earthmap's receipt of funds) of the milestone to which it relates.

         C. Equity Bonus. The Officer will be entitled to an Equity Bonus, as described below, for an investment commitment for each of (a) through (e) and the completion of (f) occurring during the Term of Employment or within 90 days thereafter. Each Equity Bonus shall be paid to the Officer as soon as practical following the consummation (i.e., the Company's or Earthmap's receipt of funds, or recording of revenues) of the milestones to which it relates

                  (i) 1% Earthmap Founders stock upon cumulative equity raise of $5,000.000.

                  (ii) 1.5% Earthmap Founders stock upon cumulative equity raise of $10,000,000 into Earthmap.

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                  (iii) 2.5% Earthmap Founders stock upon cumulative equity
raise of $50,000,000 into Earthmap.

                  (iv) 2.0% Earthmap Founders stock upon cumulative equity raise of $150,000,000 into Earthmap

                  (v) 2.0% Earthmap Founders stock upon launch of NEMO (i)

                  (vi) 1.0% Earthmap Founders stock upon recognition of ESSI annual revenue of $25,000,000

         Officer's dilution of Equity Bonus earned will be the same dilution as Earth Search Sciences, Inc.'s prior to an Initial Public Offering of Earthmap

         D. Options. In order to promote the interests of the Company and its shareholders by providing a means whereby the Officer may be encouraged to invest in the common stock of the Company on reasonable terms, and thereby increase his proprietary interest in the Company's business, encourage him to remain in the employ of the Company, and increase his personal interest in its continued success and progress, the Company will grant, or shall cause its parent Company to grant, options to purchase 2,800,000 shares of ESSI stock at an exercise price equal to closing market price on date of signing this agreement under the following terms and conditions:

                  (i) An option to purchase 400,000 shares of ESSI common stock is vested upon $5,000,000 cumulative equity raise into Earthmap.

                  (ii) An option to purchase 400,000 shares of ESSI common stock is vested upon $10,000,000 cumulative equity raise into Earthmap.

                  (iii) An option to purchase 400,000 shares of ESSI common stock is vested upon $50,000,000 cumulative equity raise into Earthmap.

                  (iv) An option to purchase 400,000 shares of ESSI common stock is vested upon $150,000,000 cumulative equity raise into Earthmap.

                  (v) An option to purchase 400,000 shares of ESSI common stock is vested upon successful launch of NEMO satellite.

                  (vi) An option to purchase 400,000 shares of ESSI common stock is vested upon recognition of ESSI annual revenue of $25,000,000 or more.

                  (vii) An option to purchase 400,000 shares of ESSI common stock is vested upon ESSI reaching and maintaining as required for a NASDAQ listing, a stock price of $4 per share.

                  (viii) Officer must be employed within 90 days of reaching above milestones in order for option to vest.

                  (ix) The options may not be transferred, except upon the death of the Officer in accordance with the Officer's last will and testament or in the absence of a last will that fully disposes of the options, in accordance with the applicable laws of descent and distribution.

                  (x) In the event of a proposed dissolution or liquidation of the Company, the options granted hereunder shall terminate as of a date fixed by the Board; provided that not less than 30 days prior written notice of the date so fixed shall be given to the Officer, and the Officer shall have the right until such termination to exercise his

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options as to all or any part of the underlying shares, including shares as to which such options would not otherwise be exercisable.

                  (xi) Vested options will be exercisable any time up to three years after the options are earned.

                  (xii) If the Officer shall cease to be employed by the Company for any reason, other than as specified in Subsection 6A hereof, the options may be exercised for a period of three years following the date of such termination of employment to the extent that the Officer was entitled to exercise such options on the date of the termination of his employment; and provided further that no such options may be exercised after a termination of employment if the Officer's employment is terminated for cause, as defined in Subsection 6A hereof.

                  (xiii) If the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, an appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which any then-unexercised options shall be exercisable.

                  (xiv) To the extent possible under applicable provision of the Internal Revenue Code, such options shall be designated as incentive stock options.

                  (xv) Any other provision of this Agreement notwithstanding, upon the occurrence of a "Change of Control" as defined in Section 6B, all stock options and other rights granted the Officer shall be vested and exercisable in full.

         E. Appoint to the Company Positions. Upon the cumulative equity raised in Earthmap reaching $10,000,000, the Company shall cause the Officer to be appointed the Chief Executive Office and Director of the Company. In connection with such appointment, the Officer and the Company shall provide for the amendment of this Agreement so as to adjust Officer's compensation commensurate with his increase in responsibilities.

         4. Officer Benefits. The Officer shall be entitled to and shall receive from the Company during the Term any employee benefits that may hereafter be provided from time to time to executives of the Company generally. The Officer shall be entitled to four (4) weeks of paid vacation during each 12 months of employment under this Agreement.

         5. Expenses. The Company agrees to promptly pay or reimburse the Officer during the Term for all reasonable business expenses incurred or paid by the Officer, upon submission of appropriate documentation, in accordance with such policies as may be established from time to time by the Board. Such expenses shall include, without limitation, the following job-related expenses: airfare; ground transportation; hotels; meals; professional dues and journals; and convention and seminar fees and costs, educational fees and costs provided that if any such reimbursement or payment must be included in the Officer's gross income, the Officer must make arrangements, as a condition of receiving any such reimbursement or payment, for the payment of all

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required tax withholding and the payment of the Officer's share of all required employment taxes.

         6. Termination of Employment.

         A. Termination by the Company for Cause. Except as provided in Subsections 6B and 6C hereof, the Company may terminate the Officer's employment under this Agreement only for cause upon 30 days prior written notice thereof. The term "cause," means only the following and any other termination shall be without cause:

                  (i) The cumulative Equity raised into Earthmap is less than $5,000,000;

                  (ii) Any material malfeasance or gross negligence committed by the Officer in the performance of his duties under this Agreement that is not cured within 30 days after receipt of notice thereof from the Board;

                  (iii) Breach by the Officer of any material provision of this Agreement that is not cured within 30 days after receipt of notice thereof from the Board;

                  (iv) Engaging by the Officer in misconduct materially injurious to the Company that is not cured within 30 days after receipt of notice thereof from the Board;

                  (v) Officer's conviction of a felony;

                  (vi) Indulgence in alcohol or illegal drugs to an extent that it renders the Officer unable or unfit to perform his duties under this Agreement; and

                  (vii) Persistent failure or refusal to discharge with reasonable competence and in good faith the Officer's duties under this Agreement.

         B. Termination by the Company upon Change of Control. The Company may terminate the Officer's employment under this Agreement without cause at the time of a Change of Control of Earthmap. For purposes of this Agreement, a Change of Control shall mean: (1) the consolidation or merger of Earthmap with or into any third party (other than a parent Company (the "Parent") or any direct or indirect subsidiary of the Parent or Earthmap); (2) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of the Earthmap and its subsidiaries (if any) taken as a whole (other than to the Parent or any direct or indirect subsidiary of the Parent or Earthmap); or (3) the acquisition by any third party or group of third parties in concert (other than the Parent or any direct or indirect subsidiary of the Parent or Earthmap) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of shares of voting stock of the Earthmap, the result of which in the case of any transaction described in clause (1), (2) or (3) above is that immediately after the transaction the Parent owns, directly or indirectly, in the aggregate, less than fifty percent (50%) of the outstanding shares of (i) the surviving or resulting corporation in a transaction specified in clause (1) above, (ii) the acquiror or Earthmap in a transaction specified in clause (2) above (provided, however, that in the case of Earthmap, notwithstanding the foregoing, it shall be a Change of Control if all or substantially all of the assets of Earthmap shall have been sold, other than to the Parent or to any direct or indirect subsidiary of the Parent or Earthmap) or (iii) the acquiror or Earthmap in a transaction specified in clause
(3) above.

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         C. Termination for Death or Disability. The Officer's employment hereunder shall terminate upon the earlier of the following events to occur:

                  (i) the death of the Officer; or

                  (ii) the date of termination specified in a written notice of termination by reason of disability delivered by the Company to the Officer at least 30 days prior to the specified date of termination, which shall be any date after the expiration of any consecutive 90 day period during all of which the Officer shall be unable to perform the duties required of him under this Agreement by reason of any physical or mental condition of the Officer that shall substantially incapacitate him from performing such duties ("Disability"); provided, however, that such notice shall be null and void if the Officer fully resumes the performance of his duties hereunder prior to the date of termination as set forth in the notice.

         D. Right to Terminate by Officer. The Officer may terminate his employment under this Agreement for good reason upon 30 days written notice or without good reason upon 90 days written notice. The term "good reason" means the failure of the Company to perform any of its material obligations hereunder, including the payment of money or change in title or responsibility without the Officer's consent, and only after 30 days advance written notice thereof and failure to cure the same within such 30-day period. Termination of employment by the Officer for any other reason shall be without good reason.

         E. Results of Termination by the Company.

                  (i) Termination for Cause. On the effective date of the Company's termination of the Officer's employment under this Agreement for cause or as soon as practical thereafter, the Company shall pay to the Officer his Base Salary described above through the date of termination. No incentive compensation for the fiscal year in which termination is effective or for any subsequent year will be paid and any earned, but unpaid, Equity Bonus shall be forfeited. Any earned, but unpaid Cash Bonus, will be paid as provided in
Section 3 above.

                  (ii) Termination Without Cause or upon Change of Control. In the event of a termination of the Officer's employment by the Company without cause, or pursuant to Subsection 6B hereof and subject to the condition set forth in paragraph 6E (iii) hereof, the following termination payments shall be made to the Officer:

                           (a) Any earned, but unpaid, Cash Bonus or Equity
Bonus will be paid as provided Section 3 above; plus

                           (b) A lump sum payment equal to 6 times the
then-effective monthly Base Salary of the Officer if minimum of $5,000,000 in equity has been raised into Earthmap; or

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                           (c) A lump sum payment equal to 24 times the
then-effective monthly Base Salary of the Officer if a minimum of $10,000,000 in equity has been raised into Earthmap.

                  (iii) Release. As a precondition of receiving the payments provided for in paragraph 6E(ii) hereof, the Officer shall sign a valid General Release Agreement in a form reasonably requested by the Company in which the Office releases the Company from any and all possible liability, including without limitation, any and all liability based on the Officer's employment or the termination of his employment.

                  (iv) Termination payments made pursuant to paragraph 6E(ii) hereof shall not be subject to offset for any amounts earned by the Officer after the date of his termination.

         F. Results of Termination for Death or Disability.

                  (i) Death of Officer. If this Agreement is terminated due to the death of the Officer, the Company shall make the following payments to the Officer's estate:

                           (a) The then effective Base Salary of the Officer
will be paid through the end of the month in which death occurs; and

                           (b) Any earned, but unpaid, Equity and Cash Bonus
will be paid as provided in Section 3 above.

                  (ii) Disability of Officer. If this Agreement is terminated due to the Disability of the Officer as described in subsection 6C(ii) hereof, the Company shall continue to pay to the Officer his Base Salary described above for the 90-day period following the date active services cease. After said 90-day period, the Company agrees to pay to the Officer during each month for the next six months that amount which is equal to the difference between Officer's Base Salary described above for said month and the amount that the Officer receives or is entitled to receive from any long-term disability insurance coverage provided for the Officer by the Company. The Company shall also pay to the Officer any earned, but unpaid, Equity and Cash Bonus as provided in Section 3 above.

         G. Results of Termination By Officer.

                  (i) Termination for Good Reason. Upon the Officer's termination of his employment under this Agreement for good reason, the Company shall make the same payment to the Officer as the Company would be obligated to make if employment under this Agreement were terminated by the Company without cause.

                  (ii) Termination without Good Reason. On the effective date of the termination of employment by the Officer without good reason, the Company shall pay to the Officer his Base Salary and any unpaid, but earned, Cash Bonus through the date of termination.

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         7. Covenants Against Competition. In order to induce the Company to employ the Officer pursuant to this Agreement, the Officer covenants and agrees to the provisions of this Section 7.

         A. Acknowledgments. The Officer acknowledges that:

                  (i) the Company will be principally engaged in a business involving the development and application of remote sensing technology for commercial and governmental purposes and for exploitation of information and opportunities that arise from the conduct of such business, which shall hereinafter be referred to as "Existing Company Business";

                  (ii) the Existing Company Business may expand after the date hereof to include other activities, and to the extent that the gross revenues from any such activity during the Officer's employment pursuant to this Agreement comes to represent ten percent (10%) or more of the gross revenues during any six month period of the Existing Company Business, such activity will constitute a material part of the Company's business and shall be referred to herein as "New Company Business" (Existing Company Business and New Company Business are collectively referred to herein as "Company Business");

                  (iii) the services the Officer will be providing to the Company Business are special and unique;

                  (iv) the Existing Company Business is conducted throughout the world on behalf of clients whose principal places of business are, or which are persons located, throughout the world;

                  (v) the Officer's work for the Company will give him access to confidential information concerning the Company and its affiliates;

                  (vi) the Officer's being hired by the Company constitutes employment with a new employer; and

                  (vii) the compensation provided by this Agreement constitutes consideration for the restrictions set out below.

         B. No Competing Employment. During the Term and subject to Subsection 7H hereof, for a period of nine (9) months thereafter (the "Restricted Period"), the Officer shall not anywhere in the world (whether for compensation or without compensation), as an owner, individual proprietor, principal, partner, stockholder, Officer, employee, independent contractor, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with any other person, be engaged or take part in, or render services to, own, share in the earnings of, or invest in the stocks, bonds or other securities of any entity engaged in Company Business including affiliates or that designs or offers products or services of the type sold by the Company including

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affiliates in connection with the Company Business including affiliates;
provided, however, that the Officer may own, directly or indirectly, solely as an investment, securities of any publicly traded entity engaged in Company Business if the Officer (i) is not a controlling person of, or a member of a group that controls, such entity or (ii) does not beneficially own, and is not a member of any group that beneficially owns, one percent or more of any class of securities of such entity.

         C. No Interference. During the Term and for a period of nine (9) months thereafter (the "No Interference Period"), the Officer shall not, whether for himself or for any other individual, partnership, firms, corporation, or other business organization (other that the Company or its Affiliates), solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company or of its Affiliates, with any individual, partnership, joint venture, firm, corporation, or other business organization that is employed by, associated with, or otherwise engaged to perform services for the Company or its Affiliates, in connection with the Company Business including, but not limited to, any finders, independent sales representatives, or organizations, or any individual, partnership, firm, corporation, or other business organization who is or was a customer or client of the Company, or a common customer or client of the Company and an Affiliate, during the No Interference Period; nor shall the Officer perform services for or sell products to, directly or indirectly, any such customer or client if such services or products constitute Company Business. "Affiliates" shall mean only the Company's subsidiaries, its joint venture partners, or the parties with which the Company does any teaming at any time during the Term.

         D. Confidentiality of Information. During the Officer's employment under this Agreement and at any time thereafter, the Officer shall keep secret and retain in strictest confidence, shall not reveal, divulge, or make known to any person, firm, corporation, or other business organization (other then the Company or its Affiliates), and shall not use for his benefit or the benefit of others, any secret or confidential information of, used by, or concerning the Company, its Affiliates, or their respective businesses or financial affairs acquired or learned by him heretofore or hereafter ("Proprietary Information"), including, without limitation, inventions, discoveries, improvements, processes, designs, drawings, specifications, prototypes, models, client lists, details of client or consultant contracts, pricing policies, projections, marketing plans or strategies, product development plans, formulas, trade secrets, pending patents, research data, forecasts, software analyses, computer programs, business acquisition plans, new personnel acquisition plans, and other business affairs of the Company and its Affiliates, learned by him heretofore or hereafter unless the same is available, other than as a result of prohibited disclosure, from public documents or sources generally available to the public or is otherwise in the public domain (provided that no such information available from public documents or sources is so available as a result of any violation of this Subsection 7D by the Officer), or is required to be disclosed by law, government regulation, or subpoena; provided, however, that this Subsection 7D shall not prohibit disclosure by the Officer during the period of and in the course of his employment by the Company and consistent with prudent business practice and with his duties and obligations to the Company hereunder, in connection with joint ventures between the

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Company and other entities, industry trade meetings where the Officer is representing the Company, research and development projects undertaken by the Company, and trade meetings with insurance companies and other entities in connection with the Company Business, so long as such disclosure is reasonably considered to be in the interest of the Company and consistent with past industry practices. The provisions of this Subsection 7D shall apply regardless of whether the Proprietary Information was developed, devised, or otherwise created in whole or in part by the Officer's efforts. The Officer agrees that all Proprietary Information is and shall be the exclusive property of the Company. This Subsection 7D shall survive termination of the Officer's employment under this Agreement.

         E. Property of the Company. All written materials, files, memoranda, notes, lists, records, computer software and documentation, and other documents or paper (and all copies thereof), including such items stored in computer memories, on microfiche, or by any other means, made or compiled by or on behalf of the Officer or coming into his possession, concerning the business or affairs of the Company and its Affiliates (collectively, the "records") are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of his employment with the Company or any of its Affiliates or at any other time upon written request of the Company. This Subsection 7E shall survive the termination of the Officer's employment under this Agreement.

         F. Third Party Information. The Officer agrees that his obligation not to disclose or to use information, know-how, and records of the types set forth in Subsection, D above, and his obligation to return records and tangible property, set forth in Subsection E above, also extends to such types of information, know-how, records, and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Officer in the course of the Company's business to the extent the same would be covered by Subsection D or E above had the source been the Company and not a third party. This Subsection 7F shall survive the termination of the Officer's employment under this Agreement.

         G. Use of Name. The Officer agrees that during his employment under this Agreement and thereafter, he will no longer make use of the Company's name other than for Company Business purposes. This Subsection 7G shall survive the termination of the Officer's employment under this Agreement.

         H. Adjustment of Certain Periods. In addition to the remedies the Company may seek and obtain pursuant to Section 8 hereof, the Restricted Periods or No Interference Period shall be extended by any and all periods during which the Officer shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Subsection 7B or 7C hereof.

         I. Company Ownership. The Officer agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes and know-how, whether or not patentable, and whether or

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not reduced to practice, that are conceived or developed during the Officer's employment by the Company, either alone or jointly with others, shall be owned exclusively by the Company, and the Officer hereby assigns to the Company all of the Officer's right, title and interest in all such intellectual property, and the Officer agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including without limitation, the execution of any assignments, patent applications, or other documents that may be requested by the Company. This provision is intended to apply only to the extent permitted by applicable law.

         8. Remedies.

         A. Injunctive Relief.

                   (i) The Officer acknowledges that the Company may have no adequate remedy at law if the Officer violates any of the terms. In such event, the Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof. (ii) The Company acknowledges that the Officer may have no adequate remedy at law if the Company violates any of the terms hereof. In such event, the Officer shall have the right, in addition to any other rights he may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof. In addition, the Company shall continue to make payment of the Officer's Base Salary and Cash Bonus to the Officer during any period time pending resolution of a dispute between the Company and the Officer.

         B. Specific Performance. If the Officer breaches, or threatens to commit a breach of, any of the provisions of Section 7 hereof (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

         C. Severability of Covenants. The Officer acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the

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case may be, only to the extent necessary to render it enforceable, and, in its reduced form, such provision shall then be enforceable.

         D. Survival. The rights and obligations of the parties under this
Section 8 shall survive the termination of this Agreement.

         9. Non-Assignability; Binding Agreement. The Officer's obligations hereunder are personal and may not be delegated or assigned to any other individual or entity. The Company shall not have the right to assign this Agreement or any obligation hereunder without the written consent of the Officer, except that in connection with the merger, consolidation or liquidation of the Company or in connection with the sale or transfer of any group of assets of the Company, this Agreement may be assigned by the Company and inure to the benefit of and be binding on the successor to or assignee of the Company without the consent of the Officer This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Officer's heirs and the personal representative of the Officer's estate.

         10. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, such term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         11. Entire Agreement; Amendment. This Agreement sets forth the terms and conditions of the Officer's employment by the Company and constitutes the entire agreement of the parties pertaining to the subject matter of this Agreement. This Agreement shall supersede any existing agreement either oral or written between the Officer and the Company or its predecessors providing for employment, bonus, or any other incentive compensation. This Agreement may not be modified, amended, or revised in any manner except by an instrument in writing signed by each of the parties hereto.

         12. Governing Law. Except as otherwise provided in Section 13 hereof, this Agreement shall be governed by and construed in accordance with the laws of the State of Montana, without regard to the conflicts-of-laws principles thereof.

         13. Arbitration; Jurisdiction.

         A. Claim for Other than Specific Performance or Injunctive Relief. Any controversy or claim arising out of the Officer's employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any), other than claims for specific performance or injunctive relief

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

pursuant to Section 8 hereof, shall be resolved exclusively by binding arbitration conducted in the city where the principal residence of the Company is then located, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Arbitration must be demanded within two hundred (200) days of the time when the demanding party knows or should have known of the events giving rise to the claim. Any such arbitration shall be conducted by a single arbitrator selected jointly by the parties or, if they are unable within 30 days to agree on the selection of an arbitrator, by the American Arbitration Association. The parties hereto irrevocably submit to the jurisdiction of said arbitrator and agree that all such claims may be heard and determined only by such arbitrator and that the arbitrator's opinion and award shall be final, binding and enforceable in any state or United States federal court sitting in such city.

         B. Claim for Specific Performance or Injunctive Relief. With respect to any claim for specific performance or injunctive relief pursuant to Section 8 hereof, the Officer and the Company hereby irrevocably submit to the jurisdiction of any state or United States federal court sitting in the city where the principal residence of the Company is then located over any suit, action, or other proceeding brought by either party with respect to any claim for specific performances or injunctive relief pursuant to Section 8 hereof and to have such claim governed by the law of the State of New York, without regard to the conflicts-of-laws principles thereof. The Officer and the Company each hereby irrevocably agrees that all claims with respect to such suit, action, or other proceeding may be heard and determined only in such courts. The Company and the Officer further agree that any judgment arising out of any such suit, action, or other proceeding may be enforced in, and for the purpose of such enforcement, irrevocably submit to the jurisdiction of, any aforesaid state or United States federal court.

         14. Attorneys' Fees. In the event any suit, action, or proceedings is brought to construe the terms of this Agreement, to seek equitable relief, or for damages arising from a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs and expenses (including without limitation travel), including those related to any appeal. In addition, the Company shall directly pay or otherwise reimburse Officer for the legal fees and expenses he incurred or paid to Harris Beach LLP in connection with the review, negotiation, and/or execution of any and all agreements and documents relating to the establishment of Officer's relationship with the Company.

         15. Employee Representation. The Officer hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Officer further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

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

         16. Indemnification for Prior Operations. The Company will indemnify and hold harmless Officer for, and will pay to the Officer the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), arising, directly or indirectly, from or in connection with any claim by any person relating to the formation, funding, or operation of the Company prior to Officer being employed by the Company. This right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired by the Officer, whether before or after the execution of this Agreement and this right will survive termination of this Agreement. The remedies provided in this Section 16 will not be exclusive of or limited any other remedies that may be available to the Officer.

         17. Directors' and Officers' Liability Insurance. The Company will use its best efforts to obtain and thereafter keep in effect during the Term of Employment and for at least one year thereafter Directors' and Officers' liability insurance in the amount of not less than $1,000,000.

         18. Notice. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested, at the address of such party set forth below, or at such other address as such party shall indicate to the other pursuant to this Section 16. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date of receipt.

         If to the Company, to:
           Earth Search Sciences, Inc.
           1729 Montana Highway 35
           Kalispell, Montana  59901
           Phone:  (406) 751-5200
           Attention:  Chairman of the Board of Directors

         If to the Officer, to the last known home address of the Officer in the records of the Company with a copy to:

           Christopher A. Head, Esq.
           Harris Beach LLP
           One Grimsby Drive,
           Hamburg, New York 14075.

         19. Miscellaneous.

         A. Counterparts. This Agreement may be executed in counterparts, each of which shall deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         B. Heading; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or

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

interpretation of any of the provisions of this Agreement. References in this Agreement to the masculine shall include the feminine.

         C. Withholding. In addition to the income tax withholding and the payment of employment taxes provided for in Section 5 hereof, the Company shall be entitled to withhold and to pay from any payments or deemed payments to the Officer any amount of income tax withholding and employment taxes it determines to be required by law.

         D. Indulgences. No delay or omission by the Company or the Officer in exercising any right under this Agreement shall operate as a waiver of that or any other right. The waiver by any party of compliance with any provision of this Agreement by the other party shall be effective only in that instance and shall not operate or be construed as a waiver of any other provision of this Agreement on that occasion or on any other occasion or as a waiver of any other breach by such party of a provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as June 8, 2001.

                                            EARTH SEARCH SCIENCES, INC.

                                            By: ____________________________
                                                     LARRY VANCE, CHAIRMAN


                                            -------------------------------
                                                     JOHN J. SCIUTO












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

                                    GUARANTEE
                                    ---------

         Earthmap, Inc hereby unconditionally guarantees each of the obligations of Earth Search Sciences, Inc. as set forth in the foregoing Employment Agreement with John J. Sciuto, including, without limitation the prompt payment of all sums due John J. Sciuto. This guaranty is irrevocable, absolute, continuing, unconditional and general without any limitation.

                                            EARTH SEARCH SCIENCES, INC.


                                            By_____________________________






























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